Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-192025, 333-212302, 333-214897, 333-217673, 333-220822, 333-223856, 333-223857, 333-228770, 333-229609, 333-232163, 333-234869, 333-235970, 333-237142, 333-249178 and 333-249386) of Sorrento Therapeutics, Inc., and

(2) Registration Statements (Form S-8 Nos. 333-163670, 333-198307, 333-213130, 333-227305, 333-234622, 333-249616 and 333-249617) of Sorrento Therapeutics, Inc.;

of our reports dated February 19, 2021, with respect to the consolidated financial statements of Sorrento Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Sorrento Therapeutics, Inc. included in this Annual Report (Form 10-K) of Sorrento Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Diego, California

February 19, 2021